Exhibit 12.1
Alon USA Energy, Inc.
Statement of Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)

	Six months
	ended
	June 30,	Year ended December 31,
	2010	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges:

Earnings:

Income before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries, accumulated dividends on preferred stock of subsidiary and income (loss) from equity earnings (losses) of investees	$(141,170)	$(191,642)	$157,427	$144,937	$256,416	$174,212

Add:

Fixed charges	52,973	121,232	83,663	52,889	35,832	23,998
Amortization of capitalized interest	222	425	344	394	441	311
Distributions from equity investees	331	19,167	2,774	9,301	2,422	1,617

Less:

Interest capitalized	(771)	(1,692)	(3,417)	—	—	(927)

Total earnings	$(88,415)	$(52,510)	$240,791	$207,521	$295,111	$199,211

Fixed charges:

Interest expense, net	$48,320	$111,137	$67,550	$47,747	$30,658	$19,326
Interest capitalized	771	1,692	3,417	—	—	927
Rental expense interest factor (1)	3,882	8,403	12,696	5,142	5,174	3,745

Total fixed charges	$52,973	$121,232	$83,663	$52,889	$35,832	$23,998

Ratio of earnings to fixed charges	(B )	(B )	2.9x	3.9x	8.2x	8.3x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:

Total earnings	$(88,415)	$(52,510)	$240,791	$207,521	$295,111	$199,211

Total fixed charges	$52,973	$121,232	$83,663	$52,889	$35,832	$23,998
Preferred stock dividends	—	—	6,615	—	—	—

Total fixed charges and preferred stock dividends	$52,973	$121,232	$90,278	$52,889	$35,832	$23,998

Ratio of earnings to fixed charges	(B )	(B )	2.7x	3.9x	8.2x	8.3x

(A)	The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.

(B)	For the year ended December 31, 2009, our ratio of earnings to fixed charges was less than one-to-one, and our coverage deficiency was approximately $141.4 million for the six months ended June 30, 2010 and $173.7 million for the year ended December 31, 2009.

Income Statement from 10-K documents

	2010	2009	2008	2007	2006	2005
Net sales	$1,419,674	$3,915,732	$5,156,706	$4,542,151	$3,198,084	$2,328,507
Operating costs	1,526,837	3,994,977	5,258,153	4,363,238	2,982,005	2,178,335
Gain on involuntary conversion	—	—	279,680	—	—	—
Gain on dispostion of assets	474	(1,591)	45,244	7,206	63,255	38,591

Operating income	(106,689)	(80,836)	223,477	186,119	279,334	188,763
Interest expense	(48,320)	(111,137)	(67,550)	(47,747)	(30,658)	(19,326)
Equity earnings of investees	1,106	24,558	(1,522)	11,177	3,161	1,086
Other income, net	13,839	331	1,500	6,565	7,740	4,775

Income before income tax expense, minority interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary	(140,064)	(167,084)	155,905	156,114	259,577	175,298
Income tax expense	(51,806)	(64,877)	62,781	46,199	93,968	65,518

Income before minority interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary	(88,258)	(102,207)	93,124	109,915	165,609	109,780
Minority interest in income of subsidiaries	(6,057)	(8,551)	5,941	5,979	8,241	5,792
Accumulated dividends on preferred stock of subsidiary	—	21,500	4,300	—	—	—

Net income available to common	$(82,201)	$(115,156)	$82,883	$103,936	$157,368	$103,988

Calculations used in Exhibit 12 — Ratio of Earnings to Fixed Charges

Income before income tax expense, minority interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary	(140,064)	(167,084)	155,905	156,114	259,577	175,298
less:
Equity earnings of investees	(1,106)	(24,558)	1,522	(11,177)	(3,161)	(1,086)

Income before income tax expense, minority interest in income of subsidiaries, accumulated dividends on preferred stock of subsidiary and income from equity earnings of investees	(141,170)	(191,642)	157,427	144,937	256,416	174,212

Equity earnings (loss) of investees (net of dividends)	(775)	(5,391)	4,296	(1,876)	(739)	531
Equity earnings (loss) from income statement	(1,106)	(24,558)	1,522	(11,177)	(3,161)	(1,086)

Distributions from equity investees	331	19,167	2,774	9,301	2,422	1,617

Rental expense	11,645	25,208	38,089	15,425	15,523	11,235
Multiply: Rental factor	0.3	0.3	0.3	0.3	0.3	0.3

Rental expense interest factor	3,882	8,403	12,696	5,142	5,174	3,745